Exhibit 99.1

Innotrac Corporation in Discussions Regarding Possible Transaction

ATLANTA, GA (November 11, 2013) – Innotrac Corporation (NASDAQ: INOC), in response to recent movements in its stock price and increased trading volume, confirmed that it has been engaged for a few weeks in discussions under an exclusivity agreement regarding a potential transaction in which shareholders of the Company would receive $8.20 per share. Under the terms being discussed, it is contemplated that members of the Company’s management, including its founder and CEO, Scott D. Dorfman, would retain a significant ownership stake in the Company. Other than customary confidentiality and exclusivity agreements, there is no binding agreement for a transaction, and there can be no assurance that any such binding agreement will be entered into. If such agreement were entered into there would be no assurance that the conditions for closing such transaction would be met or that the transaction would be consummated at the above mentioned price or at all.

The Company does not intend to release further information regarding these discussions until a binding agreement is entered into or the discussions are terminated.

About Innotrac

Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a best-in-class commerce provider integrating digital technology, fulfillment, contact center and business intelligence solutions to support global brands.  Innotrac’s fulfillment, order management and contact center solutions are integrated with all major web platforms, and seamlessly integrate with any required partner technologies. The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland, Ireland, Spain and the Netherlands. Connect with Innotrac at www.innotrac.com or http://www.linkedin.com/company/innotrac.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this release include statements relating to future events and developments, as well as management’s expectations, beliefs, plans, estimates and projections relating to the future. Forward-looking statements are subject to various risks, uncertainties and assumptions. Please refer to the Risk Factors discussed in Innotrac’s 2012 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

Steve Keaveney

Chief Financial Officer

678-584-4020

skeaveney@innotrac.com